UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 26, 2025, Broadwood Partners, L.P. (collectively with its affiliates, “Broadwood”) and the other parties named therein filed with the U.S. Securities and Exchange Commission (the “SEC”) an Amendment No. 38 to their Schedule 13D with respect to STAAR Surgical Company (the “Company”), a copy of which is filed herewith as Exhibit 1, and updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 2 and incorporated by reference. The website included (i) an article published by Investing.com on September 11, 2025, “Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical,” a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference; (ii) an article published by Reuters on September 2, 2025, “STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover,” a copy of which is attached hereto as Exhibit 4 and incorporated herein by reference; (iii) an article published by MassDevice on September 2, 2025, “Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition,” a copy of which is attached hereto as Exhibit 5 and incorporated herein by reference; (iv) an article published by Medical Device Network on September 2, 2025, “STAAR Surgical’s largest shareholder opposes Alcon takeover,” a copy of which is attached hereto as Exhibit 6 and incorporated herein by reference; (v) a press release issued by Broadwood on September 2, 2025, “Broadwood Announces Intent to Vote Against Acquisition of STAAR Surgical by Alcon,” a copy of which is attached hereto as Exhibit 7 and incorporated herein by reference; and (vi) a press release issued by Broadwood on September 24, 2025, “Broadwood Partners Files Definitive Proxy Statement Soliciting STAAR Surgical Stockholders to Vote “AGAINST” Proposed Acquisition by Alcon.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Exhibit 1

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13D Under the Securities Exchange Act of 1934 (Amendment No. 38)
STAAR SURGICAL CO (Name of Issuer)
Common Stock, par value $0.01 per share (Title of Class of Securities)
852312305 (CUSIP Number)

Neal C. Bradsher
c/o Broadwood Capital, Inc.,, 156 West 56th Street 3rd Floor,
New York, NY, 10019
(212) 508-5735

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

09/24/2025 (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person BROADWOOD PARTNERS, L.P.
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions) WC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 0.00 8 Shared Voting Power 13,519,491.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 13,519,491.00
11	Aggregate amount beneficially owned by each reporting person 13,519,491.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 27.4%
14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person Broadwood Capital, Inc.
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions) AF
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization NEW YORK
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 0.00 8 Shared Voting Power 13,519,491.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 13,519,491.00
11	Aggregate amount beneficially owned by each reporting person 13,519,491.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 27.4%
14	Type of Reporting Person (See Instructions) CO, IA

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person Neal C. Bradsher
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions) AF, PF
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization UNITED STATES
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 25,900.00 8 Shared Voting Power 13,519,491.00 9 Sole Dispositive Power 25,900.00 10 Shared Dispositive Power 13,519,491.00
11	Aggregate amount beneficially owned by each reporting person 13,545,391.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 27.4%
14	Type of Reporting Person (See Instructions) IN, HC

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person Richard T. LeBuhn
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions) PF
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization UNITED STATES
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 21,280.00 8 Shared Voting Power 6.00 9 Sole Dispositive Power 21,280.00 10 Shared Dispositive Power 6.00
11	Aggregate amount beneficially owned by each reporting person 21,286.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 0.0%
14	Type of Reporting Person (See Instructions) IN

Comment for Type of Reporting Person:

Box 11 - Does not include 2,532 Shares over which Mr. LeBuhn does not have direct or indirect beneficial ownership. Such shares are held in three separate irrevocable trusts for Mr. LeBuhn's daughters in which Mr. LeBuhn has no voting or dispositive power and disclaims any beneficial ownership interest in such shares.

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person Natalie R. Capasso
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization UNITED STATES
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 0.00 8 Shared Voting Power 0.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 0.00
11	Aggregate amount beneficially owned by each reporting person 0.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 0%
14	Type of Reporting Person (See Instructions) IN

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person Raymond A. Myers
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization UNITED STATES
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 0.00 8 Shared Voting Power 0.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 0.00
11	Aggregate amount beneficially owned by each reporting person 0.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 0%
14	Type of Reporting Person (See Instructions) IN

SCHEDULE 13D

CUSIP No.	852312305

1	Name of reporting person Jason J. Martin
2	Check the appropriate box if a member of a Group (See Instructions) ☐ (a) ☒ (b)
3	SEC use only
4	Source of funds (See Instructions)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization UNITED STATES
Number of Shares Beneficially Owned by Each Reporting Person With:	7 Sole Voting Power 0.00 8 Shared Voting Power 0.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 0.00
11	Aggregate amount beneficially owned by each reporting person 0.00
12	Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) ☐
13	Percent of class represented by amount in Row (11) 0%
14	Type of Reporting Person (See Instructions) IN

SCHEDULE 13D

Item 1.	Security and Issuer
(a)	Title of Class of Securities: Common Stock, par value $0.01 per share
(b)	Name of Issuer: STAAR SURGICAL CO
(c)	Address of Issuer's Principal Executive Offices: 25510 Commercentre Drive, Lake Forest, CALIFORNIA , 92630.

Item 1 Comment:

This Amendment No. 38 to the Schedule 13D ("Amendment No. 38"), amends and supplements the statement on Schedule 13D filed with the U.S. Securities and Exchange Commission (the "SEC") on October 12, 2004, (the "Original Schedule 13D," as amended, the "Schedule 13D") with respect to shares of common stock, par value $0.01 per share (the "Shares") of STAAR Surgical Company (the "Issuer"). Capitalized terms used but not otherwise defined in this Amendment No. 38 have the meanings set forth in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 is hereby amended and supplemented by the addition of the following:

On September 24, 2025, the Reporting Persons filed a definitive proxy statement (the "Definitive Proxy Statement") and accompanying GREEN Proxy Card with the SEC to solicit proxies for the purpose of voting "AGAINST" the Proposed Merger in connection with the Merger Agreement at the Special Meeting. At the Special Meeting, the Reporting Persons will oppose stockholder approval of the (i) Merger Agreement Proposal and (ii) Compensation Proposal. Details of the Merger Agreement Proposal, including information about the Reporting Persons reasons for opposing the Proposed Merger, can be found in the Definitive Proxy Statement, which is available at no charge on the SEC's website at http://www.sec.gov.

Also on September 24, 2025, the Reporting Persons issued a press release, containing a letter to stockholders of the Issuer (the "September 24 Letter"). In the September 24 Letter, the Reporting Persons announced the launch of their campaign website, www.LetSTAARShine.com, and stated that, in their view, the Proposed Merger is a suboptimal transaction because it was (i) agreed to at an inopportune time, (ii) the result of a flawed process and (iii) influenced by a conflicted Board and management team.

The foregoing description of the September 24 Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the September 24 Letter, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Reporting Persons are asking stockholders to vote on their GREEN Proxy Card "AGAINST" the Merger Agreement Proposal and "AGAINST" the Compensation Proposal.

Item 7.	Material to be Filed as Exhibits.
Item 7 is hereby amended and supplemented to add the following exhibit: 99.1 September 24 Letter.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BROADWOOD PARTNERS, L.P.

Signature: /s/ Neal C. Bradsher Name/Title: Neal C. Bradsher, President of Broadwood Capital, Inc. Date: 09/26/2025

Broadwood Capital, Inc.

Signature: /s/ Neal C. Bradsher Name/Title: Neal C. Bradsher, President Date: 09/26/2025

Neal C. Bradsher

Signature: /s/ Neal C. Bradsher Name/Title: Neal C. Bradsher Date: 09/26/2025

Richard T. LeBuhn

Signature: /s/ Richard T. LeBuhn Name/Title: Richard T. LeBuhn Date: 09/26/2025

Natalie R. Capasso

Signature: /s/ Natalie R. Capasso Name/Title: Natalie R. Capasso Date: 09/26/2025

Raymond A. Myers

Signature: /s/ Raymond A. Myers Name/Title: Raymond A. Myers Date: 09/26/2025

Jason J. Martin

Signature: /s/ Jason J. Martin Name/Title: Jason J. Martin Date: 09/26/2025

Exhibit 99.1

Broadwood Capital, Inc.

September 24, 2025

Dear Fellow STAAR Surgical Stockholders,

Broadwood Partners, L.P. and its affiliates (collectively, “Broadwood,” “we,” “us,” or “our”) have been committed investors in, and strong supporters of, STAAR Surgical Company (“STAAR” or the “Company”) for more than thirty years. We provided needed capital to the Company on various occasions and purchased a substantial number of additional shares over time in the public markets, including as recently as a few months ago. Today, we beneficially own approximately 27.5% of STAAR’s outstanding shares, making us the Company’s largest stockholder by a significant margin.

We initially invested in STAAR, and have added to our position over time, because we believe STAAR’s EVO Implantable Collamer® Lens technology is ideally positioned to emerge as the superior choice for surgeons and patients in the global refractive surgery market. Leading ophthalmologists increasingly share this opinion, as has been illustrated by published studies around the world and presentations at recent major ophthalmology conferences. We believe STAAR can capture this multi-billion-dollar market opportunity and drive sustainable, profitable growth and long-term value.

Inopportune Timing

Admittedly, STAAR’s path as a public company has not always been smooth. Since 2022, macroeconomic headwinds affected the growth of the refractive surgery market. Additionally, under prior leadership, STAAR executed poorly in China, causing STAAR’s revenue to temporarily decline and profits to evaporate. However, as STAAR and some of its customers have recently acknowledged, these issues are abating. The Company is now forecasting a return to growth and profitability.

Given the foreseeable turnaround in STAAR’s prospects, we are disappointed that STAAR’s Board of Directors (the “Board”) decided to sell the Company now, and especially at a price that does not reflect the value and future promise of the business. In our view, the acquisition (the “Proposed Merger”) of the Company by Alcon would prematurely end STAAR’s tenure in the public markets at a woefully inadequate price and before the Company realizes its immense potential.

In our view, STAAR remains a fundamentally sound company, with nearly $200 million in cash, no debt, leading technology, a privileged position in large markets, and a clear path to growth and profit margin expansion in the near term. We do not believe there was any imperative for the Board to sell the Company amid a temporarily strained macroeconomic environment, particularly while STAAR’s stock was trading at a depressed valuation due to transitory issues in one of its markets. And there certainly was no imperative for the Board to do so before disclosing the substantial turnaround in the Company’s prospects in its second- quarter earnings report, as well as management’s financial projections. These projections, which were only released when STAAR filed its preliminary proxy statement, were well above the consensus of analysts’ estimates.

156 West 56th Street, 3rd Floor, New York, New York 10019

Tel: 212 508-5735 Fax: 212 508-5756

A Flawed Process

Even more troubling, the Board made the consequential decision to sell the Company following a hasty and limited process, which took place in less than a month and did not involve proactive outreach to even a single alternative counterparty. STAAR granted Alcon the privileged position of being the only party with access to diligence materials and management

— perhaps because STAAR’s Chair had a longstanding consulting relationship with Alcon, one that paid her hundreds of thousands of dollars over a seven-year period and which, as best we can tell, was not discussed with her fellow Board members until we insisted on it, just days before the transaction was announced.

The Board should have realized that parties other than the Board’s seemingly preferred buyer, Alcon, would be interested in acquiring the Company. In fact, as the Company itself has disclosed, at least two potential counterparties took it upon themselves to contact an unconflicted STAAR Board member to express their interest in acquiring STAAR during the same month that STAAR was engaging with Alcon.

And yet, the Board took the lead of its Chair and effectively shunned the inbound interest (and did not attempt to foster other interest), did not provide those two parties with diligence materials or access to management, and did not invite them to submit a concrete proposal until just hours before the Merger Agreement with Alcon was signed.

There is simply no way to know how many other parties might have been interested, nor what these alternative potential bidders (and others) might have proposed, if only the Board had bothered to engage properly. The hurried and limited “window shop” period is no substitute for a well-run strategic alternatives process — even though it may provide the Board the fig leaf of fiduciary duty protection under the law. It is simply a fact that very few alternative proposals have ever been made during “window shop” periods in the history of M&A practice. By our count, just 10 such proposals in the last 25 years have succeeded. The truth is, even interested parties are deterred from attempting to break up signed transactions due to the procedural and legal hurdles they would have to overcome, a feat made all the more challenging when the signed deal is seemingly with a board’s preferred merger partner.

In short, we do not believe that the Board’s “process” — negotiating with just one party while effectively ignoring interest from others — was designed or was likely to produce the best available offer, and the highest price, for the Company. We are confident that a properly conducted process, one that canvassed the full universe of potential buyers, would have uncovered interest from others, stoked competitive tension, and resulted in a price that reflects STAAR’s intrinsic value.

The competitive tension alone created by a fulsome process might have led to a better deal. After all, less than a year ago, Alcon itself proposed to buy STAAR for $62 per share. STAAR’s business outlook today is stronger than it was then, even if the stock was trading lower prior to the announcement of the Proposed Merger. Notably, the stock was trading lower without knowledge of the second-quarter business results and management’s projections for strong revenue growth and profitability, which were disclosed only after the announcement of the Proposed Merger; those results and projections showed an abatement of the inventory challenges the Company had faced in 2024 and early 2025 and a significant reduction in expenses. But with no other bidders in the process and no competitive tension, Alcon was, in our view, not forced to put its best proposal forward; the result — a 55% decrease in the proposed price compared to Alcon’s proposed deal in late October 2024 — speaks for itself.

156 West 56th Street, 3rd Floor, New York, New York 10019

Tel: 212 508-5735 Fax: 212 508-5756

A Conflicted Board and Management Team

We are concerned that the otherwise inexplicable decision to sell the Company at an obviously inopportune time, after a limited and questionable process and at an inadequate price, was influenced by the Board’s numerous business entanglements with Alcon and management’s personal financial interests. The Chair of the Board was a consultant to Alcon when the dialogue with Alcon began, while two other directors at that time had significant business interests with Alcon. As best we can tell from the proxy disclosure, it was not until our firm raised the conflict-of-interest issue with STAAR’s CEO that the Chair revealed the extent of her business ties with Alcon to her fellow directors, and that was just two days before the Merger Agreement was signed.

Moreover, in the aggregate, STAAR’s executives are poised to earn approximately $55 million in immediate compensation if the deal is closed. The Company’s CEO alone stands to receive approximately $24 million in compensation, due to the Board’s decisions that accelerate the vesting of his stock grants and award payouts well above target performance levels. While directionally aligned with the Company’s recent and above-consensus projections, the awarding of compensation at these levels certainly belies the strategic alarmism in the Company’s proxy solicitation materials. For the CEO, the Proposed Merger provides a significant and riskless windfall for just five months of work.

A Suboptimal Transaction

It is clear to us that the Proposed Merger is the result of poor timing, a flawed process, and conflicts of interest. We are not surprised, then, that another of the Company’s largest stockholders, Yunqi Capital Ltd., owner of 5.1% of the outstanding shares, is also publicly opposing the transaction. The unjustifiably low purchase price reflects, in our view, temporary investor pessimism resulting from the Company’s past challenges. But we do not believe these challenges are insurmountable, nor do we believe they are likely to persist. We are convinced that STAAR can, and should, deliver value to stockholders far in excess of the $28 per share that Alcon is offering.

Now is the time to keep our eyes focused on the future and reject a short-sighted deal. Accordingly, we urge stockholders to vote “AGAINST” the Proposed Merger today using the instructions on the enclosed GREEN Proxy Card. Should stockholders reject the Proposed Merger, as we believe they should, we are prepared to support the Company with the recruiting and nomination of new directors and executives, if necessary, to ensure that the Company fulfills its promise to shine for all patients, employees, business partners and stockholders. An objective and comprehensive strategic review should be task one.

We encourage you to read the enclosed materials and to visit our website, www.LetSTAARShine.com, for additional information about this transaction and to sign up for further updates.

STAAR has a bright future. Let’s let it shine.

Sincerely,

/s/ Neal Bradsher

Neal Bradsher Founder and President

Broadwood Capital, Inc., General Partner of Broadwood Partners, L.P.

156 West 56th Street, 3rd Floor, New York, New York 10019

Tel: 212 508-5735 Fax: 212 508-5756

Certain Information Concerning the Participants

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement filed by the Participants with the SEC on September 24, 2025.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Exhibit 2

PRESS/MEDIA Media September 25, 2025 CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price September 11, 2025 Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical September 2, 2025 Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover September 2, 2025 MassDevice, September 2 – Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition September 2, 2025 Medical Device Network, September 2 – STAAR Surgical’s largest shareholder opposes Alcon takeover Press September 24, 2025 September 24 – Broadwood Partners Files Definitive Proxy Statement Soliciting STAAR Surgical Stockholders to Vote “AGAINST” Proposed Acquisition by Alcon September 2, 2025 September 2 – Broadwood Announces Intent to Vote Against Acquisition of STAAR Surgical by Alcon SIGN UP FOR UPDATES SUBSCRIBE First Name Last Name Email © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

Exhibit 3

Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical

| Author: Luke Juricic | Stock Markets

Published 09/11/2025, 11:49 AM

Investing.com -- The pending sale of STAAR Surgical Company (NASDAQ:STAA) to Alcon Inc. (NYSE:ALC) has taken an unusual turn. In April 2024, the implantable lens maker rejected a $58-per-share takeover bid from Alcon. Months later, the companies were discussing a slightly lower $55-per-share offer with a $7 contingent value right (CVR), which Alcon later withdrew. After a year of collapsing sales in China and a battered share price, STAAR agreed to merge into Alcon for just $28 per share, nearly half of its earlier valuation. This has prompted investors to ask serious questions and seek honest answers.

Broadwood Pushes Back

Last Tuesday, September 2, Broadwood Partners, STAAR’s largest shareholder with a 27.3% stake built over a 30-year period, came out swinging against the deal. In a press release laced with frustration, the hedge fund accused STAAR’s board of running an inadequate sale process with no “meaningful market check” and urged fellow shareholders to vote against the deal.

The fight may not be over. In STAAR’s proxy filing, the company disclosed that a female board member had been approached by two unnamed parties, called Party A and Party B, shortly before the deal was signed. The parties were described as “a private equity firm with economic interests in a portfolio company in China” and a “healthcare investment platform.” Both engaged in preliminary talks with CEO Stephen Farrell on August 3, but STAAR claims neither outreach included valuation or financing terms. The board gave them just one day to submit an offer before signing the Alcon agreement on August 4.

A person familiar with the matter told Investing.com that several additional parties have expressed interest since Broadwood’s press release, raising the possibility of a rival bid as STAAR’s “window-shop” period is set to expire on September 19.

The “window-shop” period ending doesn’t mean STAAR can’t accept another offer that comes to the table, but it is subject to nearly quadruple the fees payable to Alcon if it does so.

A Compressed Timeline and a Narrow Process

Adding to the controversy is the fact that STAAR’s financial advisor, Citigroup, did not conduct a formal market solicitation or auction process. According to the company’s proxy filing, Citi’s engagement was limited to providing a fairness opinion and advising on Alcon’s offer terms, not canvassing strategic or financial buyers for competing bids. The only outreach to potential alternative suitors came from Farrell, who held brief preliminary talks with the two unnamed parties.

This compressed timeline and absence of a broad market check raise questions about whether shareholders were given the chance to realize full value through a competitive sale process. Broadwood argues that the board’s rushed timeline prevented Party A and Party B from mounting a real challenge, potentially costing shareholders acquisition value.

More importantly, the hedge fund believes Alcon is trying to acquire STAAR ahead of imminent clinical trial results comparing Staar’s EVO ICL to LASIK performed with Alcon’s laser. Favorable data could materially boost Staar’s valuation.

Broadwood also pointed out that Alcon secured terms with STAAR just before the release of second-quarter results showing “progress by STAAR in reducing its cost structure and resolving the temporary challenges that resulted in the sharp decline in its stock price in late 2024 and early 2025.” The hedge fund suggested that Alcon “swooped in at a low price when STAAR was well along in fixing the problems that we believe had caused Alcon to back away from its previous offer at a much higher price.”

With its large stake, Broadwood is well-positioned to block the merger at the shareholder meeting, but it will need support from other stakeholders, such as Soleus Capital (5.2% stake) and Armistice Capital (5.7% stake), which round out the top five shareholders alongside BlackRock and Vanguard. Investing.com reached out to both Armistice and Soleus, which have yet to respond to requests for comment.

What’s at Stake

Research into Broadwood’s claims unveils an intriguing controversy at the center of one of ophthalmology’s biggest acquisitions of the year.

STAAR is the clear global leader in phakic IOLs (intraocular lenses), which correct moderate-to-high myopia, or nearsightedness, through implants, without reshaping the cornea. This is a key differentiator from LASIK, which uses lasers to cut the cornea open.. The company controls roughly 75% of global phakic IOL procedures by units and over 90% by revenue, making it the dominant player in its niche.

●	Japan: EVO ICLs are the market standard, commanding roughly 73% of all refractive procedures in the country.

●	China: STAAR holds about 23% of the refractive surgery market, making it its largest market by volume, though recent volatility has hurt sales.

●	United States: Roughly 17% share, but growing quickly since EVO ICL’s FDA approval in 2022.

●	Global Average: EVO ICL accounts for more than 12% of refractive procedures worldwide, leaving significant room to take share from LASIK globally.

The company’s biggest challenges have centered on China. In Q1 2025, China revenue collapsed 99% as distributors worked through bloated inventory and consumer demand dried up amid macroeconomic weakness. Staar had previously front-loaded shipments, including a $27.5 million December 2024 order it agreed to defer revenue on, leaving distributors with excess product they didn’t need. The company even shipped consignment inventory that still sat on its books, delaying true order flow.

The fallout was severe. Staar faced a demand cliff just as markets outside China were accelerating. CEO Stephen Farrell was brought on to help the company rebalance.

Proven Technology and a 30-Year Head Start

Concerns around eye implants, as seen in lawsuits involving other medical devices, center on the risk of malfunction, infection, or device failure. STAAR’s ICL franchise stands apart as the only FDA-approved posterior chamber phakic IOL in the United States, with a safety record backed by decades of real-world use.

STAAR’s ICL Timeline:

1982: STAAR founded as an IOL maker

1990s: Development of Collamer, STAAR’s proprietary collagen-copolymer lens material

1993: First ICL procedures performed in Europe

1997: CE Mark approval in Europe

2005: FDA approval for the Visian ICL

2011: EVO ICL launches internationally

2022: EVO and EVO+ ICL receive FDA approval, spurring U.S. growth

With nearly 30 years of commercial use and millions of successful implants worldwide, the ICL has a highly-credible safety profile among refractive implants.

A Patented Moat

STAAR does not just manufacture ICLs, it owns them. The company holds multiple patents covering:

●	Collamer Material: a proprietary collagen-copolymer blend designed for optical clarity, biocompatibility, and stability over decades

●	Lens Design: including the EVO and EVO+ models with central port technology, a key differentiator from older ICL designs

●	Delivery Systems: including preloaded, single-use injector systems that simplify surgery and reduce contamination risk

STAAR is the exclusive global manufacturer of the EVO ICL family and controls more than 90% of the dollar share of the global market. No competitor can legally produce a direct substitute without licensing STAAR’s IP, a moat that could last well into the 2030s based on current patent life. Together, this history and patent protection strengthen the argument that STAAR is not just a growth story but a market leader with a de-risked, proprietary technology platform poised for wider adoption.

Clinical Outcomes: A Decades-Long Track Record

Millions of ICLs have been implanted worldwide, and multiple independent studies confirm the lens’ long-term safety and effectiveness:

●	10-Year Follow-Up Study: Found no infections or cataracts, very few reoperations, and stable vision over a decade

●	Large-Scale Study (1,800+ Eyes): Showed most patients ended up very close to perfect vision, with temporary side effects like mild pressure changes resolving on their own

●	Systematic Review (3,000+ Eyes): Found consistently high safety and efficacy scores across dozens of studies

●	Lens Adjustments (<0.3% of Cases): Fewer than 3 in 1,000 eyes needed the lens realigned or swapped out, and those cases were successfully fixed

The Dark Side of LASIK

LASIK, or laser-assisted in situ keratomileusis, remains the world’s most common vision correction surgery, performed more than 40 million times globally. It involves cutting a flap in the cornea, reshaping the underlying tissue, and sealing the flap back in place to correct refractive errors. Around 95% of patients achieve 20/25 vision or better, a level sufficient for most daily activities.

But the 5% who suffer persistent complications face dry eyes, glare, halos, and night vision problems, sometimes permanently. The FDA’s 2022 Draft Guidance for LASIK Patient Labeling highlighted just how common early complications can be:

●	Up to 85% of patients report dry eye symptoms at one week post-surgery, and 27% still have symptoms at six months

●	41% report glare, halos, starbursts, or double vision at six months, with about 4% calling them “very” or “extremely” bothersome

●	Around 17% still use eye drops daily for dry eye five years later

The guidance also explicitly warns of rare but severe outcomes, including chronic pain, corneal ectasia, and even depression or suicidality, and recommends a patient checklist requiring patients to initial each risk before surgery.

Under the FDA’s guidance document remains a comment section filled with LASIK horror stories, including Steven Jantzen, who said, “LASIK ruined my life.” Eye doctors under the thread remained more positive on the surgery, with Trevor Woodhams saying, “It was one of the best decisions of my life. It has been over 20 years and I still have near 20/20 vision. I have also performed LASIK on my two children who are now in their 30s.”

In one widely reported case, 26-year-old police officer Ryan Kingerski took his own life after experiencing unrelenting pain, light sensitivity, and visual disturbances following LASIK.

The criticism of LASIK has even reached the people who helped bring it to market. Dr. Morris Waxler, the former head of the FDA branch that approved LASIK in the 1990s, has since said publicly that the agency “got it wrong” on safety. In a 2011 citizen petition to the FDA, Waxler asked the agency to withdraw its LASIK approvals, citing “widespread, severe adverse events” that he believed were underreported at the time of approval. In later interviews with ABC News and CBS, Waxler said, “I think we screwed up,” and “I would not recommend LASIK to anyone.”

ICL procedures, by contrast, do not involve reshaping the cornea, making them suitable for patients with mid-to-high myopia or thin corneas. While ICL carries risks such as cataract formation or elevated intraocular pressure, no suicides have been linked to the surgery, and complication rates are considered low when performed by experienced surgeons.

The FDA’s willingness to highlight these risks and consider standardized checklists suggests that regulatory scrutiny of LASIK is increasing, a trend that could shift patient preference toward alternatives like ICLs.

Alcon’s Expanding Reach

Alcon, a dominant player in eye care and LASIK technology, and makers of the WaveLight line of LASIK and PRK lasers, has been on an acquisition spree, completing six deals or majority investments since July 2024.

The company’s history with STAAR runs deep. Proxy filings reveal regular talks between Alcon CEO David Endicott and former Staar CEO Thomas Frinzi, which ultimately produced Alcon’s first and second bids.

There are governance questions too. Staar Chairwoman Dr. Elizabeth Yeu had been a consultant for Alcon as recently as October 2024. While she disclosed this relationship and was recused from one board meeting, the proxy leaves ambiguous whether she participated in the final acquisition vote. Former STAAR director Amy Winser, who stepped down in May 2025, also sits on the board of Lensar Therapeutics, another recent Alcon acquisition.

Aurion: A Case Study in Control

Perhaps the most striking precedent comes from Aurion Biotech, where Alcon’s board-level maneuvers have become the subject of litigation.

Aurion, a clinical-stage ophthalmology company preparing for a 2025 IPO, secured Series C backing from Deerfield Management and Alcon, each gaining board representation. Deerfield favored the IPO, but Alcon opposed it and steadily increased its stake.

On February 14, 2025, a day Deerfield calls the “Valentine’s Day Massacre,” Aurion’s Executive Board Chair and former STAAR CEO Thomas Frinzi abruptly resigned via email. Within minutes, Alcon installed its designee, Jeannette Bankes. The move created a 3–3 board deadlock, effectively freezing the IPO vote.

Deerfield alleges that Alcon deliberately engineered this deadlock to block the IPO and acquire Aurion at a discount, citing the relationship between Frinzi and Endicott, who were reported to be golf partners. In March, Alcon went further, acquiring a majority stake, replacing Aurion’s CEO, and taking control of the company’s strategy. Litigation is ongoing over whether these moves breached fiduciary duties and unfairly disadvantaged other shareholders.

The Bigger Picture

To critics, the STAAR deal fits a pattern: a dominant industry player consolidating a key competitor before its technology can disrupt the market.

Whether shareholders agree, and whether regulators take an interest, could determine not just STAAR’s future but the future of competition in the refractive surgery space. With the window-shop period open until September 19, the clock is ticking for rival suitors to emerge and for STAAR’s board to prove it ran a fair process.

Exhibit 4

STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover

By Maria Rugamer

September 2, 2025 2:14PM EDT ‧ Updated September 2, 2025

Sept 2 (Reuters) - Broadwood Partners, the largest shareholder in medical technology company STAAR Surgical (STAA.O), opens new tab, intends to vote against Alcon’s (ALCC.S), opens new tab proposed acquisition of the company, it said on Tuesday.

Broadwood said that the Swiss eye care group’s offer did not reflect STAAR’s recent financial improvements.

Alcon said in early August that the boards of both companies had approved its offer of $28 per STAAR share, valuing the business at $1.5 billion.

Investment firm Broadwood, which holds a 27.5% stake in U.S.-based STAAR, said it was disappointed with STAAR’s board for choosing to sell the company “without pursuing an adequate sale process”. It urged the company to reconsider its recommendation of the offer.

STARR said last month that the transaction was anticipated to close in approximately six to 12 months, subject to regulatory approval and approval by STAAR’s shareholders.

STAAR and Alcon did not immediately respond to requests for comment.

Broadwood also raised concerns over the timing of the proposed deal in relation to an upcoming clinical trial publication.

According to Broadwood, the trial compares Alcon’s Lasik technology with STAAR’s Evo ICL lenses, a competing product.

“STAAR and its shareholders have long seen the opportunity for a further market share shift away from LASIK,” it said in a press release.

Reporting by Maria Rugamer in Gdansk, editing by Milla Nissi-Prussak and Matt Scuffham

Exhibit 5

Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition

September 2, 2025 By Sean Whooley

Broadwood Partners said today that it intends to vote against the proposed acquisition of Staar Surgical (Nasdaq:STAA) by Alcon (NYSE: ALC)+.

In August, Alcon announced that it agreed to acquire Staar in a deal with an equity value of approximately $1.5 billion. With the acquisition, Alcon would bring in the Staar family of Evo Implantable Collamer lenses (ICLs). These lenses offer vision correction for patients with moderate-to-high myopia (nearsightedness), with or without astigmatism.

However, Broadwood Partners, Staar’s largest shareholder, now says it opposes the deal. Broadwood owns 27.3% of Staar’s outstanding common shares and has been the company’s largest shareholder since 2007. In a news release, Broadwood said it has provided capital to the company on numerous occasions, too.

“Broadwood continues to believe in the superiority of STAAR’s proprietary technology, its large global growth potential, and its ability to again become a highly profitable company,” the investment firm said in a statement.

Why Broadwood opposes the Alcon – Staar Surgical deal

The firm said that, after reviewing the preliminary merger proxy statement filed by Staar last Friday, and evaluating the history of negotiations disclosed in the deal’s preliminary proxy, it believes the transaction “suffers from multiple process and valuation deficiencies.”

Broadwood expressed disappointment in choices made by Staar’s board under the influence of current advisors. It believes the company failed to pursue an adequate sale process. Additionally, Broadwood said its demand for books and records has not resulted in the production of any documents after 24 days.

According to Broadwood, Alcon originally offered $55 per share and a $7 contingent value right for Staar in 2024. That price registers high above the accepted offer ($28 per share) last month. Alcon withdrew its original offer shortly before Staar reported inventory management challenges, the firm said. Staar addressed those challenges, Broadwood said, and now the firm cites concerns that stockholders are “being asked to accept inferior terms” as a result.

Other issues for Broadwood include the lack of a “meaningful market check.” The firm said two additional parties expressed interest in a potential transaction, but claims neither received sufficient time to submit a proposal. Alternatives could have led to the acquisition of Staar at a higher value or other options.

Broadwood also said the deal closing before the release of Staar’s second-quarter financial results led to a price for Alcon that failed to reflect the company’s improved fundamentals. It says Alcon “swooped in at a low price” after backing away from its original offer due to issues Staar eventually amended.

“Given time, Broadwood believes that STAAR could have quickly returned to significant revenue growth and substantial profitability, and then conducted a robust sale process—the likely result of which would have been either a much higher bid from Alcon or success in pursuing any of a number of other paths that would realize higher shareholder value.

Broadwood also claims clinical trial results impacted the deal

Finally, the firm says soon-to-be-published clinical trial results influenced Alcon’s plans with Staar. According to Broadwood, the trial compares Alcon’s Lasik platform with the Staar Evo ICL.

When announcing the deal, Alcon referred to Evo ICL as a product for moderate and high myopes. Broadwood claims that Staar and shareholders viewed an opportunity for a market shift away from Lasik, toward Evo.

The firm cites “a clear misalignment in vision” between Alcon and the Staar shareholders. It expressed concerns over the timing of the deal, claiming Alcon may have made its play in view of the expected study publication.

“Broadwood’s serious concerns about the fairness and integrity of the sales process, in addition to the insufficient merger consideration, lead us to believe that the acquisition is not in the best interest of Staar’s shareholders,” the firm concluded. “Accordingly, Broadwood intends to vote against the acquisition and asks the Board to immediately reconsider its recommendation thereof.”

Staar Surgical issues response to Broadwood statement

Following Broadview’s announcement, Staar Surgical issued a statement of its own:

“The merger with Alcon provides Staar stockholders with compelling, premium cash value, including a 51% premium to the closing price of Staar common stock on August 4, 2025 (the day prior to the agreement being announced) and a 59% premium to Staar’s 90-day volume weighted average price (VWAP) as of that date.

We believe the $28 per share cash value provided by the Alcon agreement exceeds what Staar could achieve on a standalone basis in the foreseeable future, particularly given Staar’s lower growth rate and the resulting impact on its valuation, and the substantial competitive and macro challenges in the markets Staar serves. Staar is heavily exposed to China, which faces significant economic uncertainty and where sales trends have been declining despite actions taken by the company. Notably, Staar’s common stock closed at $18.49 per share on the trading day prior to the announcement of the Alcon agreement.

The merger agreement includes provisions that are highly favorable to Staar stockholders and were extensively negotiated by the company to further its value-maximizing objective.

We look forward to engaging with our stockholders on the merits of the Alcon merger and why the Staar board of directors unanimously believes it is in the best interest of all Staar stockholders.”

Exhibit 6

STAAR Surgical’s largest shareholder opposes Alcon takeover

Amid plummeting revenues, last month STAAR Surgical conceded that Alcon’s $1.5bn proposal to acquire the company represented “the best path forward” for its shareholders.

Ross Law | September 2, 2025

STAAR Surgical’s largest shareholder has said it plans to vote against Alcon’s proposed $1.5bn takeover of the ailing eye specialist.

Broadwood Partners, which owns 27.3% of STAAR’s common shares, said the transaction, announced last month, suffered from “multiple process and valuation deficiencies”.

The investment firm expressed disappointment over the actions of STAAR’s board, claiming it had failed to pursue an “adequate” sale process. According to Broadwood, STAAR’s board also displayed “intransigence” in relation to Broadwood’s books and record demand, stating it had received no documents since making the request more than three weeks ago.

STAAR’s Q1 2025 financials revealed a 45% decline in sales to $42.6m, down from $77.4m in Q1 2024, with the US-based company chiefly attributing the sharp decline to weakened demand in China and additional headwinds due to government initiatives in the country affecting device procurement.

Broadwood’s primary point of contention relates to the proposed financial terms of Alcon’s acquisition. The shareholder pointed out that Alcon previously offered $55 per share for STAAR when it moved to acquire the company in October 2024 – a price “far above” the current offer of $28 per share.

Alcon subsequently pulled back from its initial offer after learning that STAAR was facing inventory management challenges, with the revelation giving the Swiss company pause over STAAR’s short-term performance and stability.

However, Broadwood highlighted that these previous challenges had now been addressed, and that STAAR had improved its cost discipline, a resolution Broadwood now expects will lead to a “sharp rebound” in STAAR’s revenue and profits in the coming quarters.

Bolstering these claims, Broadwood also highlighted that the results of a clinical trial [NCT06700460] comparing Alcon’s LASIK platform to STAAR’s EVO Implantable Collamer Lens (ICL) for treating astigmatism are soon due for publication. The shareholder said the trial results may have “significant implications” for the competitive positioning of the EVO ICL relative to LASIK, and in turn to STAAR’s “growth prospects and strategic value” to potential acquirers within the ophthalmic products industry.

The company said in a statement: “Broadwood is concerned that stockholders are now being asked to accept inferior terms, despite the fact that the challenges that followed Alcon’s initial bid have been substantially resolved.”

In closing, Broadwood reiterated that it held “serious concerns” about the overall fairness and integrity of the sales process, stating: “In addition to the insufficient merger consideration, [the factors at hand] lead us to believe that the acquisition is not in the best interest of STAAR’s shareholders. Accordingly, Broadwood intends to vote against the acquisition and asks the board to immediately reconsider its recommendation thereof.”

Exhibit 7

Sep 2, 2025 7:00 AM Eastern Daylight Time

Broadwood Announces Intent to Vote Against Acquisition of STAAR Surgical by Alcon

NEW YORK--(BUSINESS WIRE)--Broadwood Partners, L.P. and its affiliates (together, “Broadwood”) currently intend to vote against the proposed acquisition of STAAR Surgical Company by Alcon Inc. Broadwood is STAAR’s largest shareholder, owning 27.3% of STAAR’s common shares outstanding. Broadwood has owned STAAR shares for over 30 years, has been the company’s largest shareholder since 2007, and has long been one of STAAR’s largest and most supportive stockholders, including by providing capital to the company on various occasions. Broadwood continues to believe in the superiority of STAAR’s proprietary technology, its large global growth potential, and its ability to again become a highly profitable company.

Unfortunately, after reviewing the preliminary merger proxy statement that STAAR filed last Friday, and in particular the history of negotiations that was disclosed in the preliminary proxy, Broadwood believes the transaction suffers from multiple process and valuation deficiencies. Further, Broadwood has been disappointed in the choices that STAAR’s Board of Directors has made under the influence of its current advisers. These choices include not only the choice to sell the company without pursuing an adequate sale process, but also intransigence with respect to the process regarding Broadwood’s books and records demand. This demand has not resulted in the production of any documents despite the passage of 24 days since the demand was made.

The Background of the Merger in the preliminary proxy discloses multiple important facts. First, Alcon previously offered $55.00 per share and a $7.00 contingent value right for STAAR in October 2024 — a price far above the current offer. Alcon subsequently withdrew its offer shortly before STAAR reported that it faced inventory management challenges. However, those challenges have now been addressed, and STAAR has improved its cost discipline, providing a path to a sharp rebound in its revenue and profits in coming quarters. Broadwood is concerned that stockholders are now being asked to accept inferior terms despite the fact that the challenges that followed Alcon’s initial bid have been substantially resolved.

Second, the preliminary proxy indicates that there was no meaningful market check. The proxy acknowledges that two additional parties — Party A and Party B — expressed interest in a potential transaction. However, neither was provided sufficient time to submit a proposal, and neither STAAR nor its advisers conducted any formal outreach to solicit interest from other potential bidders. Based on its ongoing discussions with multiple strategic and financial parties, Broadwood believes that far better value-creating alternatives than the Alcon acquisition offer would have been available to the STAAR Board and STAAR’s shareholders if a proper sale process had been pursued. Such alternatives could have included an acquisition of STAAR at a higher value, or a sale of part of STAAR at a high value, or other alternatives.

Third, STAAR’s second quarter results, which were not released until after the merger agreement was executed and announced, reflected the progress by STAAR in reducing its cost structure and resolving the temporary challenges that resulted in the sharp decline in its stock price in late 2024 and early 2025. Broadwood believes that by securing deal execution before those results became public, Alcon was effectively able to lock in the transaction at a price that did not reflect these improved fundamentals and was far below its October 2024 offer. In sum, Alcon swooped in at a low price when STAAR was well along in fixing the problems that we believe had caused Alcon to back away from its previous offer at a much higher price. Given time, Broadwood believes that STAAR could have quickly returned to significant revenue growth and substantial profitability, and then conducted a robust sale process—the likely result of which would have been either a much higher bid from Alcon or success in pursuing any of a number of other paths that would realize higher shareholder value.

Fourth, an independent randomized clinical trial — “Measuring Outcomes of LASIK and EVO-ICL in Matched Populations (EVOlve)” (NCT06700460) — is complete and the results are expected to be published soon. This trial, which compares Alcon’s LASIK platform to the EVO ICL, may have significant implications for the competitive positioning of the EVO ICL relative to LASIK, and therefore to the long-term growth prospects of STAAR and its strategic value to potential acquirers within the ophthalmic products industry. In its press release announcing the merger agreement, Alcon referred to the EVO ICL as a product for moderate and high myopes, and also referenced in particular the rising number of high myopes around the world. STAAR and its shareholders have long seen the opportunity for a further market share shift away from LASIK and to the EVO ICL, driven in part by the growing body of clinical literature that supports the advantages of the EVO ICL for moderate and some low myopes. Therefore, there is a clear misalignment in vision between Alcon and the owners of STAAR, its shareholders. Broadwood is concerned that the timing of Alcon’s actions may have been driven partly by the expected publication of this study.

Broadwood’s serious concerns about the fairness and integrity of the sales process, in addition to the insufficient merger consideration, lead us to believe that the acquisition is not in the best interest of STAAR’s shareholders. Accordingly, Broadwood intends to vote against the acquisition and asks the Board to immediately reconsider its recommendation thereof.

The statements above reflect only Broadwood’s current voting intent and is not a solicitation of proxies, nor a request to vote or withhold a proxy from any other shareholder. Broadwood continues to evaluate its options and reserves all rights to take further action.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of STAAR Surgical, Inc. will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

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This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will be” and similar expressions. Although Broadwood believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Broadwood or STAAR—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in STAAR’s public filings with the U.S. Securities and Exchange Commission. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Broadwood does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable.

Broadwood also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in STAAR, and to take any actions with respect to its investment in STAAR as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Contacts

Neal Bradsher

Broadwood Capital

neal@broadwoodcapital.com

(212) 508-5735

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